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                                                                   EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
SSP Solutions, Inc.



         We consent to the incorporation by reference in the registration statements on Form S-3 (registration statement nos. 333-90574 and 333-101959) and in the registration statement on Form S-8 (registration statement no. 333-73204) of our report dated March 28, 2003 relating to the consolidated balance sheet of SSP Solutions, Inc. as of December 31, 2002, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended, and the related financial statement schedule, which report appears in amendment no. 2 to the December 31, 2002 annual report on Form 10-K of SSP Solutions, Inc.

         Our report dated March 28, 2003 contains an explanatory paragraph that states the Company has incurred recurring operating losses, used cash in operating activities, is in default on certain debt obligations, and has an accumulated deficit and a working capital deficiency which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.



         /S/ HASKELL & WHITE LLP


Irvine, California
September 15, 2003